Exhibit 99.7

TRINITY ACQUISITION CORPORATION

COMPENSATION COMMITTEE CHARTER

Adopted on [   ], 2021

Purpose of the Compensation Committee

The purposes of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Trinity Acquisition Corporation (the “Company”) shall be to oversee the Company’s compensation and employee benefit plans and practices, including its executive, director and other incentive and equity-based compensation plans and to review and prepare any disclosures required to be made by the Company in its periodic filings with the Securities and Exchange Commission (“SEC”) pursuant to the rules and regulations of the SEC.

This Charter is intended as a tool within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s second amended and restated memorandum and articles of association, as amended, restated or otherwise modified from time to time (“Governing Documents”), it is not intended to establish by its own force any legally binding obligations.

Composition of the Compensation Committee

The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating Committee. The Board may designate one (1) member of the Compensation Committee as its Chairperson and in the absence of any such designation by the Board, the Compensation Committee shall designate by majority vote of the full Compensation Committee one (1) member of the Compensation Committee as its Chairperson. Vacancies on the Compensation Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy or by written consent of the Board. No member of the Compensation Committee shall be removed except by majority vote of the Board. The Board may remove any member from the Compensation Committee at any time with or without cause. Resignation or removal of a director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from the Compensation Committee.

The Compensation Committee shall be comprised of directors, each of whom meets the independence requirements established by the Board and applicable laws, regulations and listing requirements of the New York Stock Exchange (the “NYSE”) as in effect from time to time. At least two (2) members of the Compensation Committee also shall qualify as (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each member shall also be free of any relationship that, in the judgment of the Board, would interfere with the exercise of his or her independent judgment.

Meetings and Procedures of the Compensation Committee

The Compensation Committee may fix its own rules of procedure, which shall be consistent with the Governing Documents. The Compensation Committee shall meet as often as it deems necessary or appropriate, but at least annually. The Chairperson of the Compensation Committee or a majority of the members of the Compensation Committee may also call a special meeting of the Compensation Committee. A majority of the members of the Compensation Committee shall constitute a quorum for purposes of a meeting.

The Compensation Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Compensation Committee, attend any meeting of the Compensation Committee to provide such pertinent information as the Compensation Committee requests. The Company’s Co-Chief Executive Officers (“Co-CEOs”, each a “Co-CEO”) shall not attend the portion of any meeting where the Co-CEO’s performance or compensation are discussed.

The Compensation Committee shall report to the Board on Compensation Committee findings, recommendations and other matters the Compensation Committee deems appropriate or the Board requests. The Compensation Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company. Any action required or permitted to be taken at any meeting of the Compensation Committee may be taken without a meeting, if all members of the Compensation Committee consent thereto in writing, and the writing or writings are filled with the minutes of proceedings of the Compensation Committee.

Delegation of Authority

The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate; provided, however, that the Compensation Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or stock listing standard to be exercised by the Compensation Committee as a whole.

The Compensation Committee may also delegate to one or more executive officers of the Company the authority to make grants of equity-based compensation to eligible individuals who are not executive officers. Any executive officer to whom the Compensation Committee grants such authority shall regularly report to the Compensation Committee grants so made and the Compensation Committee may revoke any delegation of authority at any time.

Compensation Committee Responsibilities

The primary responsibilities of the Compensation Committee shall be to:

•	Ensure that the Company’s executive compensation programs are designed to enable it to recruit, retain and motivate a large group of talented and diverse executives.
•	Ensure that the Company’s executive compensation programs are appropriately competitive, support organization objectives and stockholder interests, and ensure executive compensation is adequately designed to align the interests of executive officers with the long-term performance of the Company.
•	Review and report to the Board for its consideration any cash incentive compensation plans, option plans or other equity based plans that provide for payment in the Company’s stock or are based on the value of the Company’s stock, subject to any approvals required by the stockholders of the Company.
•	Oversee all employee benefit plans and programs of the Company, its subsidiaries and divisions, including the authority to adopt, amend and terminate such plans and programs (unless approval by the Board or stockholders is required by law).
•	Review and approve annual corporate goals and objectives relevant to the Co-CEO’s compensation; evaluate the Co-CEO’s performance in light of those goals and objectives; and recommend for approval by the independent members of the Board, the Co-CEO’s compensation level based on this evaluation.
•	Evaluate and recommend for Board approval, on an annual basis, the individual elements of total compensation for the executive officers (within the meaning of Section 16 of the Exchange Act), other than the Co-CEOs, and other key executives.
•	Evaluate and recommend for Board approval any mandatory stock ownership guidelines.
•	Review and make such recommendations to the Board as it deems advisable regarding the compensation paid to non-employee directors.
•	Make all approvals necessary under Section 16 of the Exchange Act, Section 162(m) of the Code and other regulatory provisions.

•	If applicable, review and discuss the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s proxy statement and annual report on Form 10-K by the rules and regulations of the SEC with management, and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included.
•	Produce the annual Compensation Committee Report for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the SEC.
•	Annually assess and report to the Board on the performance and effectiveness of the Compensation Committee.
•	Review this Charter on an annual basis, update it as appropriate, and submit it for the approval of the Board when updated.
•	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Compensation Committee from time to time.

Investigations and Studies; Outside Advisers

The Compensation Committee may conduct or authorize investigations into or studies of matters within the Compensation Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent legal counsel or other consultants or advisers as it deems necessary and appropriate, including compensation consultants to advise the Compensation Committee with respect to amounts or forms of executive or director compensation, and may rely on the integrity and advice of any such counsel or other advisers. It is the Compensation Committee’s intention that any compensation consultant engaged to advise the Compensation Committee with respect to executive and director compensation will not engage in work for the Company that is unrelated to executive and director compensation advisory services without prior approval of the Compensation Committee Chairperson.

The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant, legal counsel and other adviser retained by the Compensation Committee. The Company shall provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Compensation Committee. The Compensation Committee shall have sole authority to approve related fees and retention terms.

The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel, only after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.02(a)(ii) of the NYSE Listed Company Manual and the following factors:

•	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
•	the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;
•	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;
•	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;
•	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and
•	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with a member of senior management.

Notwithstanding the foregoing, the Compensation Committee is not required to conduct an independence assessment for a compensation adviser that acts in a role limited to the following activities for which no disclosure is required under Item 407(e)(3)(iii) of Regulation S-K promulgated by the SEC: (a) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of Executive Officers or directors of the Company, and that is available generally to all salaried employees; and/or (b) providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the adviser, and about which the adviser does not provide advice.

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